Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

CleanSpark, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Primary Offering of Securities:

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(r)	(1)	(1)	(2)	(3)	(3)	—	—	—	—

Fees to Be Paid	Equity	Preferred Stock, par value $0.001 per share	457(r)	(1)	(1)	(2)	(3)	(3)	—	—	—	—

Fees to Be Paid	Debt	Debt Securities	457(r)	(1)	(1)	(2)	(3)	(3)	—	—	—	—

Fees to Be Paid	Equity	Warrants	457(r)	(1)	(1)	(2)	(3)	(3)	—	—	—	—

Fees to Be Paid	Equity	Units	457(r)	(1)	(1)	(2)	(3)	(3)	—	—	—	—

Fees to Be Paid	Other	Subscription Rights	457(r)	(1)	(1)	(2)	(3)	(3)	—	—	—	—

Primary Offering of Common Stock:

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	$500,000,000	N/A	$500,000,000	0.00014760	$73,800	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$500,000,000(1)(2)(3)	0.00014760	$73,800

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$73,800

(1)

The amount to be registered consists of an indeterminate amount of common stock, preferred stock, debt securities, warrants, units and/or subscription rights. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) shares of preferred stock, common stock, debt securities, units or subscription rights as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.

(2)	The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(3)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all registration fees other than the registration fee due in connection with $500,000,000 of shares of common stock that may be issued and sold from time to time under the sales agreement prospectus supplement included herein. Any subsequent registration fees will be paid on a pay-as-you-go basis.